UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 11, 2007

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS

000-26335

48-1017164

(State or other jurisdiction

(Commission

(I.R.S. Employer

of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2007, Team Financial, Inc., (the “Company”) entered into a technology outsourcing renewal agreement that supersedes and replaces the master agreement entered into by the parties March 1, 2001 with Metavante Corporation, an unaffiliated company.  Under the new agreement, which is effective December 1, 2007, Metavante Corporation will provide data processing services to the Company for an additional three years, expiring on March 31, 2011.  The new agreement provides for an annual base fee of approximately $383,000 per year, with 3% annual increases to be applied in future years, in addition to specific line item charges as applicable.    Should the agreement be canceled prior to fulfillment of the entire contract, the agreement provides for 85% of the estimated remaining value of the remaining contract as termination charges.

The Company expects to save approximately $648,000 per year under the new agreement compared to the terms of the current master agreement entered into in 2001.  There were no early termination penalties incurred as a result of the termination of the master agreement.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: December 14, 2007	By: /s/ Richard J. Tremblay
Richard J. Tremblay
Chief Financial Officer